EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Linn Energy, LLC:

We consent to the use of our reports dated (i) February 28, 2008, with respect to the consolidated balance sheets of Linn Energy, LLC as of December 31, 2007 and 2006, and the related consolidated statements of operations, unitholders’ capital (deficit), and cash flows for each of the years in the three-year period ended December 31, 2007, and the effectiveness of internal control over financial reporting as of December 31, 2007, incorporated herein by reference, (ii) April 18, 2007, with respect to the Statement of Direct Revenues and Direct Operating Expenses - Assets acquired from Stallion Energy LLC for the year ended December 31, 2006, incorporated herein by reference, and (iii) April 7, 2008, with respect to the Statement of Revenues and Direct Operating Expenses - Assets acquired from Lamamco Drilling Company for the year ended December 31, 2007, incorporated herein by reference in this Registration Statement on Form  S-8.

KPMG LLP

Houston, Texas
June 10, 2008